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                          EXHIBIT 23.1



               Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Forms S-3 (File Nos. 33-64307 and 333-23229), Form S-4 (File No. 33-91250) and in the Registration Statements on Forms S-8 (File Nos. 33-67430, 33-54511, 33-67432, 33-54519, 33-67324, 33-51331,
33-51885, 33-52025, 33-59579, 33-61855, 333-04803, 333-48755 and
333-49657) of Frontier Corporation of our report dated January 26, 1998, except as to the pooling of interests with GlobalCenter, Inc. which is as of February 27, 1998, appearing on page 19 of the Form 8-K of Frontier Corporation dated June 17, 1998.

/s/ Price Waterhouse LLP

Price Waterhouse LLP

Rochester, New York
June 17, 1998